Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-271469 on Form S-3 and Registration Statement Nos. 333-194880, 333-203134, 333-210558, 333-216403, 333-223312, 333-231393, 333-231396, 333-236456, 333-253147, 333-262716, and 333-269817 on Form S-8 of our reports dated February 15, 2024, relating to the financial statements of TriNet Group, Inc., and the effectiveness of TriNet Group, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K for the year ended December 31, 2023.
/s/ DELOITTE & TOUCHE LLP
San Francisco, California
February 15, 2024